Exhibit 99.1

Next Steps with Aurea

Hi Jivers,

JiveWorld 2017 was spectacular. So many great highlights and moments across our EAB meeting, customer interactions, partner participation, mainstage presentations, product reviews, community building and breakouts. I wish all Jivers could have attended and experienced it, as it represented the culmination of all our hard work this past year.

With the acquisition announcement starting the week, it was incredible to see Jivers put the event first and focus on making it the best JiveWorld for our customers and partners. A very hard thing to do. But, not surprisingly, that’s just what happened. Our customers and partners noticed this and were very impressed. I know that the team working on our Brewspace project today, which is an awesome milestone in our plan, is going to do the same thing.

There is now a work plan established for the next few weeks to prepare for the close of the transaction. Part of this plan is for Scott Brighton, CEO of Aurea, and his management team to meet with Jive estaff and functional leaders to learn and plan for next steps. That process starts on Monday.

Scott will also start communicating directly with Jivers about his plan for Jive. He has received comments and feedback during JiveWorld as Jivers interacted with him and shared their questions as well as concerns. He will visit Jive SF and Jive South next week, with Club Fed scheduled for the week of May 15th. Trips to see EMEA Team and Med House are still in planning mode.

We are preparing for transition and big change. It takes some time to address all the questions presented in a company acquisition. There is a now a joint team established between Aurea and Jive management to work together to ensure an informed transition. On our side, we’ve established an Integration office via our Business Operations Team (BOT) process.

Also, Scott will host an all hands call at Jive on Tuesday morning, May 9th, which will be on your calendars soon. During this call, he will address his approach to the acquisition as well as take your questions.

Thank you and we’ll keep all Jivers up-to-date on information as it becomes available.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Jive Software, Inc. (“Jive”) by Wave Systems Corp. (“Parent”), Jazz MergerSub, Inc. (“Acquisition Sub”), a wholly-owned subsidiary of Parent, will commence a tender offer for all of the outstanding shares of Jive. Such tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Jive, nor is it a substitute for the tender offer materials that Parent, Acquisition Sub and ESW Capital, LLC (“Guarantor”) will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Parent, Acquisition Sub and Guarantor will file tender offer materials on Schedule TO with the SEC, and Jive will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY JIVE’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Jive’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Jive by contacting Jive at lisa.jurinka@jivesoftware.com or jason.khoury@jivesoftware.com by phone at (415) 580-4738 or (650) 847-8308, or by visiting Jive’s website (www.jivesoftware.com). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. JIVE’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.

Forward Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Jive’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in Jive’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Jive’s most recent annual report on Form 10-K, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Parent, Acquisition Sub and Guarantor, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Jive. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Jive’s expectations as of the date of this document. While Jive may elect to update any such forward-looking statements at some point in the future, Jive specifically disclaims any obligation to do so, even if our expectations change, except as required by law.